On April 24, 2015, The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the first quarter of 2015.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies David Bank RBC Capital Markets Peter Stabler Wells Fargo Securities	Tim Nollen Macquarie Daniel Salmon BMO Capital Markets James Dix Wedbush Securities Brian Wieser Pivotal Research Group

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group first quarter 2015 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Vice President of Investor Relations. Sir, you may now begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you, good morning, and thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to the uncertainties and the cautionary statement that are included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and good morning. We’d like to thank you for joining us as we review our results for the quarter. I’ll start out by covering highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies, to be followed by the Q&A.
We are pleased to report another quarter of strong performance. Organic revenue grew 5.7% in Q1, on top of 6.6% a year ago. Our growth was driven by increases in all major disciplines and most geographic regions.
It’s worth noting that, in the quarter, acquisitions added 1.1% to growth, and currency translation was a 4.4% drag on revenue. Given the further strengthening of the dollar during Q1, currency translation would be a full-year headwind of 5.1% at recent exchange rates. It’s also important to note that, because our revenue and expenses are evenly matched, at current exchange rates we expect currency would be neutral to our percentage operating margin for the year.
Operating profit was $8 million, compared to a loss of $12 million a year ago. As you all know, our first quarter is seasonally small in terms of revenue, while costs are distributed fairly evenly throughout the year. Our first positive Q1 result in terms of profit in over a decade is therefore yet another milestone that points to the continued progress at Interpublic.
During the quarter, we achieved leverage on both our principal expense categories, driving break-even earnings per share, compared to a loss of $0.05 per share in the same period a year ago.
Turning to more color on revenue, our growth reflects both increases with existing clients as well as new business wins. We were led by increases in the healthcare, food & beverage, tech & telecom and retail sectors.
In the U.S., organic growth was 6.1%, with outstanding performance across a broad range of agencies and disciplines. International organic growth was also strong at 5.1%, with nearly all major regions contributing. We had increases in AsiaPac, the U.K. and the Middle East, as well as a welcome return to growth in Continental Europe. LatAm decreased less than 1% on an organic basis.
Turning to expenses and margin, total operating expenses increased 1.2%, compared with our reported revenue growth of 2.4%. As a result, Q1 operating margin improved by 120 basis points. Cost discipline and margin enhancement remain a top priority, and we were able to execute against that objective again during the quarter.
Our capital structure also continued to be a source of value creation. Earlier this month, S&P raised our credit rating to investment grade. This is the culmination of an extended process and reflects significant positive developments at IPG in recent years. We are now rated investment grade by all three major credit rating agencies, according us important recognition of financial strength, and fulfilling a longstanding management objective.
As previously announced, in February our Board approved a 26% increase to our quarterly dividend and authorized an additional $300 million share repurchase program. During Q1 we repurchased 2.5 million shares, using $51 million. Since the inception of our repurchase programs in February 2011, we’ve repurchased 124 million shares, at an average cost of $12.63 per share.
We are encouraged that our performance in the quarter continues to reflect the competitiveness of our agencies. The quality of our offerings across the full spectrum of digital services - within our advertising, marketing services as well as media agencies - was once again a key contributor to our strong results.
Our strategic focus remains on delivering outstanding creativity, top-tier digital capabilities embedded across the portfolio and on crafting integrated solutions for our clients. This combination will ensure that we continue to be called upon by clients for higher-value services, thereby allowing us to grow and win in today’s world of dynamic, technology-enabled consumer marketing.
Given the strength of our offerings and our first quarter performance, we believe that we remain well-positioned to achieve our financial targets for the full year.
At this stage, I’ll turn things over to Frank for some additional details on our results. After his remarks, I’ll be back to provide an update on our agencies and the tone of the business, to be followed by the Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of our results:

•	Organic growth was 5.7% in the first quarter, 6.1% in the U.S. and 5.1% in our international markets.

•	Q1 operating profit was $8 million in our seasonally small first quarter, an improvement of $20 million compared to last year.

•	Operating margin was 50 basis points, compared with negative 70 basis points in Q1 2014.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Turning to revenue on slide 4:

•	Revenue was $1.68 billion in the quarter, an increase of 2.4%.

•	Compared to Q1 2014, the impact of the change in exchange rates was a negative 4.4%, while net acquisitions added 1.1%. The resulting organic revenue increase was 5.7%.
With the strengthening of the U.S. dollar against most currencies, it’s worth pointing out that revenues and expenses of our businesses are very well-matched in functional terms. F/X changes had minimal impact on our change in operating profit and margin in the quarter.
It is also worth noting that our pass-through revenue decreased slightly compared to Q1 2014, which is offset by a decrease in our O&G expense.
As you can see on the bottom half of this slide, organic growth was 6.7% at our Integrated Agency Networks segment, with contributions from all major disciplines, with notable increases at all three of our global networks, McCann, FCB and Lowe. CMG grew 1.6% organically, with continued solid growth in our PR businesses. On a net basis, growth at CMG was in the mid-single digits.
Moving on to slide 5, revenue by region:

•
U.S. organic growth of 6.1% was broad-based across a number of our agencies, led by McCann, FCB, Deutsch, Mediabrands and CMG. Leading client sectors were healthcare, tech & telecom and food & beverage.

•	Turning to international markets:

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The U.K. grew 6.4% organically, which was on top of 10.7% a year ago. We had strong growth at all three global integrated networks, McCann, FCB and Lowe, as well as our digital specialists Huge and R/GA. Most client sectors grew as well, notably retail, consumer goods and food & beverage.

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Continental Europe increased 3.5% organically, on top of 3.8% a year ago. We were led by Mediabrands, Lowe and R/GA. Geographically, this result included growth in Spain and moderate decreases in both Germany and France.

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In AsiaPac, our largest international region, Q1 organic growth was 6.0%, with increases in many national markets, led by China, India and Singapore. Lowe and McCann were very strong across the region, as were Huge and R/GA.

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In LatAm, we decreased 0.7% organically, on top of 18% growth a year ago, as well as 16% growth in Q1 2013. The decrease was driven by the increasingly challenged economy in Brazil and the timing of client spending, partially offset by growth in other markets, such as Argentina and Mexico.

◦	Our ‘Other Markets’ group increased 10.4% organically in Q1, driven mainly by growth in the Middle East.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 5.4%.
Moving to slide 7, our operating expenses:

•	In the first quarter, total operating expenses increased 1.2% from a year ago, compared to our reported revenue increase of 2.4%.

•	Our Q1 ratio of salaries and related expenses to revenue was 72.5% this year, compared with 72.6% a year ago, an improvement of ten basis points.
It is important to note that the decrease in pass-through revenue, which is offset dollar-for-dollar in lower O&G expense, results in some deleveraging on SRS and some leveraging of O&G, while resulting in no impact on operating profit. Adjusted for the change in pass-through revenue, our SRS leverage was 40 basis points.

◦	Our base salaries, benefits and tax was 60.5% of revenue, compared with 60.3% a year ago, an increase of 20 basis points.

◦	Expense for temporary labor was 3.9% of revenue, the same level as a year ago.

◦	Incentive expense as a percentage of revenue was also unchanged from a year ago, and severance expense improved 20 basis points as a percent of revenue.

◦	‘All other’ salaries and related expenses was 3.2% of revenue, compared with 3.3% a year ago.

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Total headcount at quarter end was approximately 48,000. Headcount increased during the quarter by approximately 1% from Q4 2014, in higher-growth areas of the portfolio and to support new business wins.

•	Turning to office and general expenses, on the lower half of the slide:

◦	O&G expense was 27.0% of Q1 revenue, an improvement of 110 basis points from a year ago, with leverage across most major expense components.

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We had 50 basis points of leverage on occupancy expense, 30 basis points of leverage on telecom, office supplies and travel and 30 basis points on our category of ‘all other’ O&G expense, as pass-through expenses decreased.

On slide 8, we show our operating margin history on a trailing-12-month basis. The most recent data point is 10.7%, which reflects solid progress towards our full-year target of 80-100 basis points.
Turning to the current portion of our balance sheet on slide 9, we ended the first quarter with $741 million in cash and short-term marketable securities. It’s worth noting that our cash level is seasonal and tends to peak at year end.
On slide 10 we turn to cash flow:

•	Cash used in operations in Q1 was $797 million, compared with $726 million a year ago.
Operating cash flow is also seasonal, as our business generates significant cash from working capital in the fourth quarter and uses cash in working capital in the first quarter. During this year’s first quarter, cash used in working capital was $801 million, compared with a use of $723 million a year ago.

•	Investing activities in Q1 used $20 million for capital expenditures.

•	Financing activities used $51 million, mainly in capital returned to shareholders, partially offset by an increase in short-term borrowings.
We used $51 million for share repurchases, and our common stock dividend was $49 million. Typically the pace of our share repurchases is geared to our fourth quarter, when our cash flows are strongest.

•	Our net decrease in cash and marketable securities for the quarter was $926 million, compared with $866 million a year ago.

On slide 11, we show debt deleveraging from a peak of $2.35 billion in 2007 to $1.76 billion at the most recent quarter end.
In summary, on slide 12, we are pleased with our revenue growth and profit performance in the quarter, which represents a good start in terms of achieving our financial objectives for the full year.
With that, let me turn it back to Michael.

Mr. Roth:
Thanks, Frank.
We’re obviously pleased with the results we are announcing this morning. Organic revenue performance was not only competitive; it looks to have come in at the top end of our sector. It bears noting that digital services across the group were significant contributors to organic revenue growth.
Other highlights in terms of organic growth include the fact that we saw contributions from across the portfolio, including all three global networks: McCann, FCB and Lowe. Performance at Mediabrands and at our PR agencies continued to be strong. Asia and the U.K. grew well, and we saw a positive growth quarter in Continental Europe. The deceleration we experienced in LatAm largely reflects macroeconomic issues in Brazil, as well as the fact that we were facing difficult comps in that region.
We continued to demonstrate disciplined cost management, and we remain focused on converting at the appropriate levels so as to deliver on our margin improvement target for the year.
Investments in talent, supplemented by strategic acquisitions, should ensure that we maintain the very high level of our professional offerings. We also remain committed to robust capital return programs that can drive further value creation for our shareholders.
Moving on to the tone of the business, what we are hearing from our operators and in our conversations with major multinational clients is that there is a consistent commitment to investing behind brands as companies seek to drive their businesses forward.
We are seeing areas of macro uncertainty, such as Brazil, Russia and certain markets in the Middle East. Of course, it’s still early in the year, with only three months in the books at this point. But the overall environment is such that we continue to see sufficient opportunities for us to achieve our stated growth objectives for the year.
The marketing mix that is right for each of our clients, in order to meet a range of marketing challenges, is becoming increasingly complex. We therefore need to be able to customize our approach for each specific situation, as we continue to have at our disposal all of the tools required to meet the evolving needs of the marketplace.
Our new business pipeline is sound, and we are tracking solid activity at most of our agencies. The first quarter saw some notable wins, and we are involved in the full range of major opportunities that are currently being contested, other than those where we are conflicted and unable to participate. Our performance in new business was very strong last year, and we want to keep building on that result.
Highlights at our agencies include a very strong quarter for McCann, with continued new business momentum, increased levels of integration within Worldgroup and in working with a range of IPG agencies, as well as a very strong showing in terms of industry honors, including the recent news from the global Effie awards that McCann has been named the industry’s second-ranked network in terms of marketing effectiveness.

Lowe ranked #4 globally on the Effie Index in terms of marketing effectiveness, and one of its campaigns for Unilever was recognized as the best in the world in terms of driving marketplace results. The integration of Profero continues to go well, and that’s providing Lowe with a strong digital partner on a range of client engagements. As previously mentioned, our focus with Lowe remains to scale the network more broadly in the U.S. and unlock potential growth in the U.S.-based multinationals.
Progress at FCB continued to be evident in its results, especially domestically and in the U.K., where the merger with Inferno has been a success. The agency’s flagship Chicago office won significant assignments during the quarter with InBev, and more recently the New York agency was named AOR for Vonage. We see further promise at the FCB Health operations, especially as we add the ICC Lowe assets to that portfolio.
At Mediabrands, the management succession has been quite seamless, with Henry Tajer moving from his global COO role to CEO. Initiative and UM are strong and competitive networks. We continue to be a leader in addressing the changes that technology is bringing to the media landscape, as evident by Cadreon’s recent announcement that it will be the first in programmatic radio, our investment in Samba TV and MAGNA GLOBAL’s creation of a consortium of 15 cable networks to enable targeted, automated buying of TV inventory. It bears noting here that our overall organic growth results do not benefit from taking inventory positions in media, particularly the programmatic space, where our offering is strong but predicated on a wholly consultative model, in which our impartiality and expertise are key differentiators.
CMG agencies continued to perform well in the quarter, led by public relations. We were consistently winners in market share, new assignments from clients such as Unilever, Mattel, Sealed Air, the United Nations and, most recently, the American Cancer Society, as well as major awards, including Weber Shandwick once again being named “Agency of the Year” by PRWeek.
Our U.S. integrated independent agencies continue to be a source of strength for Interpublic. Coming off outstanding overall performance in 2014, Mullen and Deutsch continue to be leaders in the marketplace. Carmichael Lynch added U.S. Bank after a highly competitive review that just concluded in early April. Along with The Martin Agency and Hill Holliday, all of our domestic independents provide clients with a breadth of services, including full-fledged creative, digital, experiential, analytics and social capabilities.
Huge, MRM and R/GA are all leaders in the marketplace. MRM is among the leading industry’s top global digital networks, with 30 offices in over 20 world markets. The growth at Huge has been significant, and the agency continues to be known for its best-in-class capabilities in the area of marketing utility. R/GA remains the leader in innovations that have defined digital marketing since its inception. We are also very proud that, this year, the Cannes Festival will recognize Bob Greenberg with its most prestigious honor for - and I quote - “having helped show the way forward for the industry.”
Some among our peers have approached digital primarily by means of headline-grabbing M&A transactions and a siloed approach to this key competency. We continue to see the benefits of our long-term approach of investing in talent and embedding digital expertise and capabilities throughout our portfolio of agencies. We believe this is consistent with the changing dynamics of media usage and consumer behavior. This strategy places our integrated marketing solutions at the center of a client-centric connected world and continues to be evident in our strong organic growth performance.
As we look to the balance of the year, we see some geographic markets that will require monitoring, and we will of course remain vigilant on costs and on the appropriate levels of margin conversion going forward. While first quarter results were quite positive, it bears repeating that it is our seasonally smallest quarter, and there is still work ahead of us to deliver the year.
At this point, we believe that we remain well positioned to achieve our organic growth target of 3-4% and to improve operating margin by 80-100 basis points. Combined with our company’s financial strength and commitment to robust return of capital, we have been and will continue to be a source of significant value creation. This will allow us to further enhance shareholder value.
With that, I thank you for your time and open up the floor to questions.

QUESTIONS AND ANSWERS
Jerry Leshne, Senior Vice President, Investor Relations:
Operator, can we have the first question, please?
Operator:
Our first question comes from the line of Ms. Alexia Quadrani, from J.P. Morgan. Ma’am, your line is now open.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning, Alexia.
Alexia S. Quadrani, J.P. Morgan:
- on new business wins, which continue to look really, really strong, just trying to get a sense of how much that contributed to organic growth in the quarter? And any further color on how you see the recent new business wins, in terms of - is it a tailwind for the rest of the year? And then I have a quick follow-up.
Mr. Roth:
Of course you do. Alexia, I’m sorry, we missed the first part of your question. Was it basically about net new business, positive? Was that your first question?
Ms. Quadrani:
Sorry, the net new business, being so strong, how much did it contribute to organic growth? And how do you see it - is it a tailwind for the rest of the year?
Mr. Roth:
We continue to be net new business positive. And as what we said at the end of last year, we have tailwinds going into this year of approximately 1%. And going into the second half, we seem to flatten out. But we don’t break out our revenue by net new business. I will tell you that we see a good organic growth from our existing top 20 clients.
Ms. Quadrani:
And then, on the - what I would qualify as a long-overdue upgrade by the last rating agency, S&P - does that at all change your cost of capital and your outlook in terms of capital returned to shareholders?
Mr. Roth:
Look, as we’ve always said, and thank you for recognizing that, this has certainly been one of our key objectives, and we’re pleased to see S&P move the way they did.
Now that we’re investment-grade from all three rating agencies, what it does do, give us, is additional flexibility on liquidity. It should open up an opportunity for us to utilize commercial paper. That will add to our existing lines of credit that we have, which are almost a billion dollars. So, clearly, that gives us financial flexibility as we go forward. We can’t say when, but we are looking at all opportunities on commercial paper. And as that frees up cash on our balance sheet, that will be factored into our needs for the business in terms of acquisitions. And certainly dividends and buybacks will be reflective of our balance-sheet strength and excess cash we have.
So, I think it gives us an additional cushion, if you will, as we move forward. We still have a significant amount of authorized buyback from our Board of $390-million-some-odd. And obviously, at this point, that’s sufficient, and we will continue to monitor that as we go forward. We’re committed to returning cash to our shareholders, in both dividends as well as buy-back methodology.
Ms. Quadrani:
Thank you, and congratulations on a great quarter.
Mr. Roth:
Thank you, Alexia.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thanks.

Operator:
Thank you. Our next question will be coming from the line of Mr. John Janedis from Jefferies. Sir, your line is now open.
John Janedis, Jefferies:
Thank you. Frank, I was hoping you could touch on the leverage on, and the relationship between, the SRS and O&G line. I know you talked about the pass-through revenue, but with the strength in organic and the SRS line flattish year-over-year, do you have to spend for the growth?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Yes, John, look, we’re thrilled with 120 basis points of margin improvement. We’re fairly disclosive on those key metrics, and the pass-throughs do cloud it a bit. But we’re coming off a very strong fourth quarter growth-wise, a very good quarter growth-wise in the first quarter, and we’ve got to bring those people on to do the work, and sometimes the revenue and the hiring doesn’t align in the quarterly timeframe. But we still need to get leverage out of SRS to meet our overall targets. It’s an area of focus for the entire management team.
Michael Roth, Chairman of the Board and Chief Executive Officer:
When we put out 80-100 basis point improvement, as Frank says, the big opportunity for us is in SRS, and with the pass-throughs how it reflects our O&G. We’ve got three more quarters to go, and within that period, we expect to see leverage with respect to the SRS. It’s clearly a key priority. It’s in our management objectives, and that’s how we come up with our forecasted margin expansion.

Mr. Janedis:
Thanks, Michael. Just separately, can you weigh in on the rebate discussion from the IPG point of view? And can you also speak to Brazil, and to what extent recent headlines may or may not be impacting business?
Mr. Roth:
Sure, let me talk about the rebates first. This whole issue of AVBs and rebates is not new to IPG. And some ten years ago, you may recall that we made that an important issue as we became Sarbanes-compliant. At that point in time, you recall, we set up a significant amount of liability to pay back to our clients. And we embarked on a full-transparency program within IPG to make sure that there’s transparency, and that any rebates will be properly reflected in our contracts, and given to our clients.
So, consistent with that, in those markets - well, first of all, in the U.S. we have no rebates and, therefore, it’s not an issue for us in the U.S. In those markets where there are rebates, we’re, in fact, encouraged by our clients to get as much volume rebates as possible. And our contracts are clear that those rebates belong to our clients, or how they instruct us to treat those rebates. So, we are extremely comfortable with the notion that we don’t have any issues with respect to that. And, in fact, all of our contracts are fully transparent and consistent with that notion that we established ten years ago. So, we’re comfortable there.
On the issue of Brazil, of course we’re disappointed in what happened in Brazil. I might point out that we, in fact, instigated that review prior to what the news that you saw in the media. And, in fact, we had an extensive review of what was going on in Brazil, and we took action internally in the fact that we dismissed one or two employees within that organization. And based on the reviews that we’ve seen, this has been an isolated case of those one or two individuals. We have been cooperating with all the authorities with respect to that. We do not see a systemic issue here with respect to that. This is the action of one or two individuals.
From a financial point of view, the numbers that are involved are not material to both IPG and our revenue numbers and our profitability. And we are following up on this very carefully and cooperating. We do not believe that this is a systemic issue for us in Brazil, and we’re cooperating as best we can.
By the way -
Mr. Janedis:
Thank you very much.
Mr. Roth:
- part of your question might be that we did see a decline in Brazil in this year. That had nothing to do with this particular issue. This was a -the decline is two-fold. One is, we had a very strong comp versus last year, well in double digits. And, two, the macroeconomic environment in Brazil is difficult at the current time.
Mr. Janedis:
Thank you.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.

Operator:
Thank you. The next question will be coming from the line of Mr. David Bank of RBC Capital Markets. Sir, your line is now open.
David Bank, RBC Capital Markets:
Thanks. Michael, I know you are always concerned about what you call the back door: the need to continually improve service for clients, make sure you keep them and win new ones. Frank, I know the S&P rating isn’t a lifetime appointment; you don’t want to take it for granted. But it kind of seems like, for the first time in both your guys’ administration together, the near-term business is operating about as smoothly as it can, knock wood.
So, my question is, as you settle into that, we are in a period of unprecedented change in an unprecedented short period of time in marketing and media. Can you take your focus, or do you take your focus, and shift it a little longer term? And whatever - can you talk a little bit about, like, in five years, how does IPG need to be different? What are you working toward over the longer term now that - I would imagine you get a little bit more flexibility now that the business is sort of taking care of itself.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, we could spend an hour talking about that, David, and we probably will. It’s interesting. I just addressed - Harris had a global meeting of the McCann Worldgroup, with some 500 people down in Florida; it was a great meeting. And I was addressing the very issues that you’re talking about.
First of all, we don’t settle in. This business, as you know, is very difficult. And if you settle in, in anything, you lose. So, we are continually focusing on, as you pointed out, keeping the back door closed. And if you look at - as I answered the question before - of our top 20 clients, we had very nice organic revenue growth on those existing clients. And clearly, the fact that we were keeping the back door closed is one of those reasons, and we do not take clients for granted. Frankly, the mantra around here is that we treat existing clients as if we’re pitching them for new business, because that’s the way we should treat existing clients. And settling in is hardly a thing to do when we have this large fragmented media environment, very competitive from our clients in terms of prices and so on.
And what our main mantra is going to be: we have to be client-centric. And what that means - we have to continue to focus on the needs of our clients. And in order to do that, we have to invest in talent. We have to invest in all the technology that’s out there.
We have to provide integrated offerings, because clients are looking for one place or places that give them the edge up on the competitive situation. And, clearly, media, digital, talent, creative: all come together finally in this business. For years, it’s always been siloed. And now, if we don’t provide an integrated offering, clients will look for it elsewhere.
So, we are not taking anything for granted. Obviously, we’re very pleased with both the last year’s results and the first quarter, but we are constantly focusing on how to be better. We don’t have to be bigger. But we have to be best-in-class, in terms of meeting the needs of our clients. And that is what our operators are focused on, and the results of that you’re seeing in the organic growth that we’re having, and the margin improvement, because we are still focused on narrowing that gap. So, I think the key to the future of IPG is not being the biggest. We have to be client-centric.
We have to be the place where talent wants to go. One of the things that I really am pleased about is the fact that we have been able to recruit high-caliber talent across all of our networks. And, frankly, we like the fact that IPG is viewed as a good place to be, within our peer groups, because of the fact that we are client-centric, and we are focused on meeting the needs of the clients directly.
Other than that, we don’t pay attention to it, David.
Mr. Bank:
Okay.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Next question?
Operator:
Thank you. Our next question will be coming from the line of Mr. Peter Stabler from Wells Fargo Securities. Sir, your line’s now open.
Peter Stabler, Wells Fargo Securities:
Good morning. Thanks for taking the question. I’ve got two.
First of all, Michael, thanks for your comments on digital, and the lack of benefit to organic growth. Just wanted to get a little more color here, and ask you, is it really your stated policy not to pass media through your income statement, today and/or in the future? Can you give us that assurance? Or is that something that could change?
And then, secondly, in trying to find areas of weakness here: just on the CMG side - you called out PR as performing well - is there anything in there that, or color you could offer on, what didn’t go so well this quarter? It seems like some marketing services across the group appear a little weaker over the last couple of quarters. I’m just wondering if there’s anything there to be concerned about. Event marketing, sports or anything? Thanks very much.
Mr. Roth:
Let me talk about your comment about media. We have historically been different than our competitors, certainly more recently, on the issue of taking inventory. The reason that there’s gross versus net, with respect to some of our competitors, is that they take inventory on their own behalf, and then, in essence, sell that inventory to their clients. We act as, in essence, agents for our clients. We do not take inventory. And, as a result, when you see our gross versus net, the only item that affects our gross versus net is our experiential and pass-through type expenses. And by the way, those expenses do not carry margin along with it. So, we do not have a gross-up in our organic revenue that reflects media owned.
And it is our stated policy - and, frankly, we believe that being agnostic in the marketplace is a competitive advantage to us versus our competitors. Because it’s hard to be an advisor when, on one hand, you’re giving them advice as to where they should place their media dollars, and, on the other hand, you have an inventory component that you have an equity interest in, in getting rid of it at a profit. So, we believe that is a distinction that we will maintain in the marketplace.
Now, if, as some of our competitors say, it makes no difference as long as the net of buying and effectiveness is there, if we see the marketplace develop over a period of time where, in fact, that is recognized and not giving us an advantage in terms of meeting the needs of our clients, then we will rethink it. But right now, as recently as this month, we looked at that again, and we believe, as you’ll see in some of the pitches, that taking that inventory position is not consistent with our overall model as being agnostic in the marketplace. And frankly, if I were a consumer, that’s the way I would look at it. So, that’s our strategy.
The accounting follows your business practice and, therefore, our accounting does not require us to gross anything other than the pass-throughs that we have.
As far as CMG, I’ll let Frank talk about CMG.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
The CMG side, Peter, the PR firms grew at high-single digits. The overall segment was relatively flat because we had a fairly large project in the U.K. from our experiential business that didn’t repeat this year. It happens every three years. That’s a good example of - as Mike pointed out, a lot of that was pass-through revenue. When you look at the overall segment, on a net basis, growth was in the mid-single digits. It did very well in -14, and we’re very confident it will do very well in -15.
Mr. Stabler:
Thank you both.
Mr. Roth:
There’s one other point I think I have to bring up. We have stated - we do have a business called Orion, which is the barter business. Frankly, all of our competitors, or most of them, have a barter business. In that particular niche, we do take an inventory position. But it’s not an inventory position; it’s acting on behalf of our client with respect to that inventory, which is why we don’t gross that up, either. So, yes, there is a part of our business that does have some - it’s not an equity, but we do take inventory. But it’s on behalf of our client, for a specific reason. So, our barter business is a little bit different than the rest of our business. And, in fact, it’s a separate and distinct business. So, I have to clarify that point.
Mr. Stabler:

And that’s small, Michael.
Mr. Roth:
Yes. Well, it’s - when you say small, it’s a profitable part of our business. But it’s small compared to the overall media business.
Mr. Stabler:
Thanks for the clarification, both of you.
Mr. Roth:
Thank you, Peter.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Our next question will be coming from the line of Mr. Tim Nollen from Macquarie Group. Sir, your line is now open.
Tim Nollen, Macquarie:
Hi, thanks very much. I’d like to continue on this topic of programmatic. You guys set out a number, a year or two ago - which I never really took as a realistic, but more like a reach figure - of doing somewhere toward half of total media buying on a programmatic basis in a few years time. Your partnership with Samba TV seems to be a step in that direction. Wonder if you could talk a little bit more about how you’re moving toward programmatic buying in online video, and then in more traditional media, like TV and radio? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Tim. We never said that 50% was going to be programmatic. It may be, over a period of time, but what we said: 50% was going to be automation. And that’s a little bit different than putting everything under the programmatic. Frankly, our media business, we’re using cables and faxes, so our main objective was moving towards automation. We do see a significant rise in programmatic, but it is not at the levels of 50%.
And we have been rolling that out on a global basis, because we think it is a very efficient and effective way to handle video, certainly on the digital side of the business. So, we are committed to it. Cadreon was one of the leaders in the business. We keep investing in Cadreon and talent and tools. And, as you point out, we enter into all these agreements with various cable operators, and, in fact, radio now, and our investment in Samba TV.
All of these things are related about having the right data to place the media dollars in the right place to reach the right people at an efficient way. And we believe that automation should play an important part of it, and programmatic falls within that automation.
Mr. Nollen:
Do you think traditional media owners will be willing to open up more of their inventory to programmatic buys?
Mr. Roth:
Well, what I did say - and you’re correct in remembering this - I did say it’s going to be difficult for TV - premium content on TV - to be put into that fold, because the control of it - and maybe arguably - is not there and, therefore, it’s hard for them to negotiate premiums. You know what? The marketplace will determine whether that happens. And as it grows, and as it becomes more efficient, and as clients and media owners become more comfortable with it, we may see it. But we’re not seeing it right now.
Mr. Nollen:
Thanks very much.

Operator:
Thank you. Our next question will be coming from the line of Mr. Dan Salmon from BMO Capital Markets. Sir, your line is now open.
Daniel Salmon, BMO Capital Markets:
Great. Good morning, everyone.
Frank, could we start by just returning to the balance sheet? With Publicis having acquired Sapient, with Omnicom having used up their balance sheet capacity, if we look at your leverage, you’re back down to the low end of where the group is. If you could maybe just update us on your thoughts on where you’d like to see target leverage head to eventually.
And then, Michael, just quickly on Brazil and Russia: putting aside the issue we were talking about earlier with Lowe, not an IPG-specific issue, but those markets appear to be going through a little bit more than just a little economic blip right now. How are you thinking about them? How are clients thinking about them? Is there maybe easing off the M&A pipeline in those markets? I’d be interested in your updated thoughts on the geopolitical macro issues there.
Michael Roth, Chairman of the Board and Chief Executive Officer:
I wish I could solve all of those problems. Let me take Brazil and Russia, and comment a little bit about our balance sheet.
First of all, Russia. Obviously, the Russian markets are not the strongest right now. But recently - I’ve actually had some direct conversations with our clients because, frankly, for years now we’ve been talking to our partner in Russia. And, in fact, we’ve got some approval in Russia for us to do a transaction with respect to our partner on some of the properties there, enabling us to have better control of the quality of the product with respect to our multinational clients in Russia. And we’re planning on going forward with that transaction.
So, you might say, gee, in this environment, why are you doing that in Russia? And the answer is, our clients still believe that Russia is an important market. And consistent with that, it’s important for us to have the top talent and resources servicing those clients in Russia. So, we’re going forward with our transaction with ADV. I have to say, it’s at a cheaper price, obviously, in terms of both the movement of the currency, as well as the economics in Russia, and we took advantage of that. But we are still moving forward, and believe Russia is an important market. And, frankly, it’s a place that we still believe we have to be there to service our multinational clients.
Brazil, everyone knows, is going through a difficult time right now, and there was a pullback, and we saw it in our multinational - our larger global agencies down there. It was partially offset by other areas in Latin America that were positive. Mexico, for example. But Brazil, we’re watching very carefully. We hope to return to growth in Brazil throughout the year.
But the benefit of being a multinational and global service provider that we are: where one region becomes a little difficult, fortunately there are other regions that are strong. What I’m particularly pleased to see is the growth in India. We went through a period in India where the growth wasn’t there during the elections, and now that Modi is in place, and things are happening, we had double-digit growth - almost double-digit growth - in India. So, I think that’s a positive sign. And, obviously, China continues to grow for us at a double-digit rate. And, of course, we’re very strong in the U.S.
So, we’re watching Brazil carefully. We still have top-tier talent, and our agencies down there are best-in-class. And as they - Brazil will get through this. The growth of the middle class in Brazil is real, and, I think, eventually, and with all the events, the Olympics and so on, I think we’ll see a snapback in Brazil once this all happens.
On our balance sheet, we’ve always said we wanted to be strong, have a strong balance sheet. Maybe that’s part of the DNA of our company, given the difficulties we had many years ago. And there might be a little room in our leverage right now. And, frankly, we were that way to make sure that we finally got S&P over the finish line. And we will take a hard look in terms of our leverage, and use, as I said, of the commercial paper market.
And there may be some opportunity for us in terms of buybacks. But if we make a business decision in terms of what we do with our cash, and that cash is decided: either it goes towards reinvesting in our business, whether it be strategic acquisitions, investments in talent, or just overall investment in our businesses, versus returning it to our shareholders.
And if we return it to our shareholders, we’ll take a look at the mix between dividends and buybacks. Obviously, we’re very sensitive to the needs of our investors. And, in fact, every investor meeting we have, we ask them what’s their preference: versus dividend versus buybacks. And we’ll listen to our investors, and we’ll respond accordingly. The good news is, we will have the financial flexibility to do both. And what that mix is will be decided by the marketplace and the needs of our businesses.
Mr. Salmon:
Great, thanks.

Mr. Roth:
And Frank agrees.
[Laughter]

Operator:
Thank you. The next question will be coming from the line of Mr. James Dix from Wedbush Securities. Sir, your line is now open.
James Dix, Wedbush Securities:
Thanks. Good morning, gentlemen -
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, James.
Mr. Dix:
- two questions.
Just first: been hearing from some competitors that the level of pitch activity seems to be ticking up industrywide. There’s some trade press on some potentially big reviews coming up. Just any color you could give on the puts and takes, where you see relative net opportunities versus where you might be defending maybe a little bit more business, might be helpful.
And then, just second, you’ve given good color in terms of the margins, in terms of where the leverage is coming from, especially adjusting for things like pass-throughs. From a business perspective, as you look across your agencies, are those certain things which you’re seeing that’s driving the leverage growth in terms of greater share of wallet from existing clients? Or just better utilization of personnel on an individual basis? Or just hitting more performance incentives across your contracts? Just anything from a business perspective that you’re seeing, as you look across your agencies, which is starting to kick in for you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
All of the above. This -
Mr. Dix:
Okay, the answer is yes. Okay.
Mr. Roth:
- this is a very competitive environment right now. You did see the announcement of P&G, for example, that they’re anticipating cutting agency fees by a significant amount. Clients are always - and it’s not new to the industry - clients are always looking for more for less.

And what we have to be able to do is twofold. One, the most important thing is we have to show that we’re adding value to what we’re delivering. And, therefore, we have to be responsive to the effectiveness - the creativity and effectiveness - of the work we do. And then we have to be able to measure it and be accountable for it. I think the pressure is much greater now, given that these tools are out there for measurement, to prove the return on investment with respect to marketing dollars. And we’re in a position to be able to do that, and clients appropriately are asking to see that return on investment.
And at the same time, they’re looking to have savings, and be able to show that the effectiveness of what they’re spending is greater, and spending less also gives them a similar response rate. And, frankly, that’s where we add value. If we can show that, if you spend dollars in one place versus another, and the one that’s cheaper is as effective if not better, then it’s a win-win. We add value. We get paid for the value that we’re adding. Clients show effectiveness and market share, and they spend less.
And that is going to be a dialogue between us and our clients forever. And as these tools become sharper, as media plays more and more in importance in terms of the integrated offering, we have to have the best talent, tools and resources and scale in order to be able to make that happen. And that’s the dialogue that’s going on every day with our clients.
And frankly, when I was a client, that’s what I would do, and that’s what’s happening, and we’re being responsive for it. And if you look at our organic growth, that’s a good indication that we’re able to overcome, and be able to have those conversations.
As far as pitches, I think the big pitches that are out there are principally media. Every couple of years, every multinational client looks at their media agencies, and puts it through a pitch. And a lot of these pitches are focusing on efficiencies, which is exactly what I just said. And so you see Coca-Cola having a media pitch. You have Unilever having a media pitch. These are global clients - L’Oreal is having a media pitch - these are global clients that not necessarily are unhappy with the services that they’re getting, but they want to make sure they’re optimizing the use of their media dollars in an efficient way, and moving the needle, and we’re responsive. We have a good track record in those pitches, and we expect to see that continue.
On the creative side, we do have a couple of big pitches coming up, particularly contractual pitches. For example, the Army, which is a mandatory review, and the Navy has a mandatory review, both of which we’ve been successful in retaining, and obviously we hope to do the same moving forward.
And on the other side, there are pitches out there where we are, are what we call opportunities, because we aren’t in those pitches - we aren’t existing relationships, and this is an opportunity. For example, Chrysler has a digital pitch out there, and we’re participating in that one.
So, yes, the marketplace has - by the way, there are a fair amount of pitches out there that aren’t public. And those are the ones where we have existing relationships where we’re looking for a larger share of the wallet. I think that bodes well for us, frankly, and the industry, in that there are these opportunities where we can get to go head-to-head with our competitors, and show where we add value. So, it’s a pretty exciting time.
Mr. Mergenthaler:

James, on the margin question, the key thing around that is growth, and converting that growth at an efficient rate. That’s the challenge for us because, as Michael pointed out, the growth is being driven by investment in talent. We all focus on SRS. So we need to invest - and this is aligned with John’s earlier question -we need to invest, and that drives the growth, and then we’ve got to convert that at an efficient rate, and that will improve the margin.
Mr. Dix:
Great, thanks very much.
Mr. Roth:
The key to our existing client relationships being important here, because if you do look at our top 20 clients, we do have a nice organic growth within those 20 clients. What that tells us is that the relationships are good, that the products and services we’re providing to those clients are working, and we’re viewed as a partner to those clients.
Mr. Dix:
Thanks very much.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. The next question will be coming from the line of Mr. Brian Wieser from Pivotal Research. Sir, your line is now open.
Brian Wieser, Pivotal Research Group:
Thanks for taking the questions. Two quick ones.
Just flushing out the quarter’s working capital figure, I was wondering how much of the expansion in that number is due to business growth versus something like pressure on payment terms.
And, separately, just a question on Europe. We’re hearing a lot of relatively positive comments on the region in general. I was wondering what your thoughts are on whether or not it’s turned a corner from the vantage point of [. . .]
Michael Roth, Chairman of the Board and Chief Executive Officer:
I’ll let Frank talk about working capital.
No one’s raising a flag on Europe. Obviously, it’s nice to have positive growth in Continental Europe. Certainly, the numbers seem to indicate that, from a growth perspective, there seems to be some light at the end of the tunnel here. And anecdotally seems to be stronger. I love - what’s happening in the U.K. is a very strong market for us now, and hopefully that will spill over to the rest of Continental Europe.

For our planning purposes for the rest of the year, we haven’t built in to it a big recovery in Continental Europe. So to the extent that we continue to be successful in growth in Continental Europe, that will bode well for us for the full year. But we’re basically counting on it to be flat, up or down 1%, and we’ll see how that develops.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Brian, on the working capital, it’s normal seasonal flows. You look at - we have significant working capital cash generation in the fourth quarter, and then we have outflows in the first quarter. You look at the outflows this first quarter, and take a look at Q4-14, that correlation is pretty consistent with prior years. None of it relates to changing in terms. Terms have been pretty consistent.
Mr. Wieser:
I just mean the Q1 this year versus the prior years’ Q1s. But it’s nothing unusual?
Mr. Mergenthaler:
No. You look at Q1 versus the previous Q4, and it trades pretty much in a band, if you go back over the past five or six years.
Mr. Wieser:
Thank you.
Mr. Mergenthaler:
You’re welcome.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, at this point, I’d like to thank you all for participating. As I said, we’re very pleased with the quarter, but we have three more quarters to go. Look forward to talking to you soon. Thank you.
Operator:
Thank you, and that concludes today’s conference. . . .

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

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•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.